UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2007

IDO SECURITY INC.
(Exact name of registrant as specified in its charter)

Nevada	0-51170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17 State Street, New York, NY 10004
(Address of principal executive offices, including Zip Code)

646-214-1234
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

In addition, on October 11, 2007, the holders of the  promissory notes (the “Previous Notes”) issued by IDO Security Inc. (the “Company”) between February 28 and April 18, 2007 pursuant Subscription Agreement, dated as of February 28, 2007, the principal terms of which were disclosed in the Current Reports of the Company filed on March 14, 2007 and April 24, 2007, have agreed to amend the terms of the such subscription agreement and the other transaction documents to extend to November 29, 2007 amounts owed to them under these notes, on the same terms and conditions contained in the original agreements. Following such amendment, the aggregate principal amount of $3,499,360 payable in respect of the Previous Notes is due and payable by November 29, 2007.  In consideration of the extension, the Company issued to the holders of the Previous Notes warrants to purchase, in the aggregate, up to 7,573,500 shares of the Company’s common stock, par value $0.001 (the “Common Stock”)  at a per share exercise price of $1.77 and also issued 1,402,500 restricted shares of the Company’s Common Stock.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On October 11, 2007, the Company raised gross proceeds of $250,000 from the private placement (the “Private Placement”) to institutional investors (the “Investors”) of its 90 day Promissory Notes (collectively, the “Notes”, each a  “Note”). The loan was advanced pursuant to a Subscription Agreement, dated as of October 11, 2007 (the “Subscription Agreement”), between the Company and the Investors. Pursuant to the Subscription Agreement, the Company issued to the Investors its Notes, scheduled to mature on January 11, 2008, in the aggregate principal amount of $265,957. In connection with the issuance of the Notes, the Company issued to the Investors five-year warrants (the “Investor Warrants”) to purchase up to 265,957 shares of the Company’s Common Stockat a per share exercise price of $1.77. In connection with its investment, the Investors also received an aggregate of 25,000 restricted shares of the Company’s Common Stock.

Under the Subscription Agreement, the Company can raise up to an additional $250,000. The Company anticipates, holding on more closing under the Subscription Agreement for up to the additional amount, though no assurance can of course be provided that the Company will in fact be able to close on any amount.

Under the terms of the Notes, the holder of the Note may declare the Note immediately due and payable upon the occurrence of any of the following events of default (each an “Event of Default”): (i) the Company fails to pay any installment of principal, interest or other sum due under the Note when due and such failure continues for a period of five (5) days after the due date, (ii) the Company breaches any material covenant or other term or condition of the Subscription Agreement or the Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to us from the Holder, (iii) any material representation or warranty made by the Company in the Note, in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date, (iv) the Company makes an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed, (v) any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets for more than $150,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days, (vi) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and are not dismissed within 45 days of initiation, or (vii) a default by the Company of a material term, covenant, warranty or undertaking of any other agreement to which the Company and Holders are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

The Investor Warrants contain a cashless exercise provision. The warrants also provide for protection against dilution in the event that we issue shares prior to exercise of the warrant, so that upon exercise the investor receives the same proportion shares in relation to the then outstanding shares of the Company that he would have received when originally issued the warrants. If any subsequent transaction has a lower per share purchase price or conversion price or a lower per share warrant or option price then, as applicable, we must issue to the Investor that number of additional shares of   Common Stock so that the average per share purchase price of the shares of Common Stock issued to the Investor (of only the Common Stock or Warrant Shares still owned by the Investor) is equal to such other lower price per share and the Conversion Price and Warrant exercise price shall automatically be adjusted to such lower purchase or issue price.

Out of the gross proceeds received the Company paid a due diligence fee of $25,000 and other offering related fees and expenses totaling $2,500.

The offering was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2007	IDO SECURITY INC.

	By:	/s/ Michael Goldberg
Acting Chief Executive Officer